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                                                                    Exhibit 4.1



                                 AMENDMENT NO. 3
                                       TO
                                RIGHTS AGREEMENT

         Amendment No. 3 to Rights Agreement, dated as of November 12, 1999, to Rights Agreement, dated as of November 1, 1996, as amended by Amendment No. 1 to Rights Agreement, dated January 16, 1998, and Amendment No. 2 to Rights Agreement, dated October 5, 1998 (as so amended, the "Rights Agreement") between Arcadia Financial Ltd. (formerly Olympic Financial Ltd.), a Minnesota corporation, and Norwest Bank Minnesota, National Association (all terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement).

                                   WITNESSETH:

         WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights.

         WHEREAS, the Company, Associates First Capital Corporation, a Delaware corporation ("The Associates"), and AFCC Newco, Inc., a Minnesota corporation ("Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which The Associates would acquire the Company through a merger of Sub with and into the Company (the "Merger") and the Board of Directors of the Company has approved the Merger Agreement and the Merger.

         WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date and subject to certain limitations contained in such Section, the Company may by resolution of its Board of Directors (which resolution shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock.

         WHEREAS, no Distribution Date has occurred.

         WHEREAS, Continuing Directors constitute a majority of the number of directors currently in office.

         WHEREAS, the Company's Board of Directors, with the concurrence of a majority of the Continuing Directors, has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in light of the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:


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         1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is
amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Rights Agreement to the contrary, neither The Associates nor Sub shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement, (ii) the acquisition of Common Stock pursuant to the Merger (as defined in the Merger Agreement), or (iii) the consummation of the other transactions contemplated in the Merger Agreement."

         2. AMENDMENT OF SECTION 1(o). Section 1(o) of the Rights Agreement is amended to add the following sentence at the end thereof.

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the announcement or occurrence of (i) the execution of the Merger Agreement, (ii) the acquisition of Common Stock by The Associates or Sub pursuant to the Merger (as defined in the Merger Agreement), or (iii) the consummation of the other transactions contemplated in the Merger Agreement."

         3. AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is amended to add the following as subsections (ss), (tt) and (uu) thereof:

                  "(ss) 'THE ASSOCIATES' shall mean Associates First Capital Corporation, a Delaware corporation.

                  (tt) 'MERGER AGREEMENT' shall mean the Agreement and Plan of Merger dated as of November 12, 1999, among The Associates, Sub and the Company, as it may be amended from time to time.

                  (uu) 'SUB' shall mean AFCC Newco, Inc., a Minnesota corporation and wholly owned subsidiary of The Associates, or any other subsidiary of The Associates that is substituted for AFCC Newco, Inc. pursuant to the Merger Agreement."

         4. AMENDMENT OF SECTION 13. Section 13 of the Rights Agreement is amended to add the following as subsection (e) thereof:

                  "(e) Notwithstanding anything in this Rights Agreement to the contrary, (i) the execution of the Merger Agreement, (ii) the acquisition of Common Stock pursuant to the Merger (as defined in the Merger Agreement), or (iii) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a
         Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with Section 13."


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         5. EFFECTIVENESS. This Amendment No. 3 shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6.       MISCELLANEOUS.

                  (a) This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

                  (b) This Amendment No. 3 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  (c) If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3 shall remain in full force and effect and shall in no way be effected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment No. 3 to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Amendment No. 3 would adversely affect the purpose or effect of this Amendment No. 3, the right of redemption set forth in
         Section 6(c) hereof shall be restated and shall not expire until the close of business on the tenth day following the date of such determination by the Board of Directors.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first set forth above.

                                      ARCADIA FINANCIAL LTD.



                                      By:  /S/ JAMES D. ATKINSON III
                                          --------------------------------
                                          James D. Atkinson III
                                          Senior Vice President



                                      NORWEST BANK MINNESOTA, N.A.,
                                      NORWEST SHAREOWNER SERVICES



                                      By:  /S/ GREG LUEDKE
                                          --------------------------------
                                          Name: Greg Luedke
                                          Title: Account Manager